Exhibit 10.5
Opnext, Inc.
Nonqualified Stock Option Agreement
          THIS AGREEMENT (the “Agreement”), dated as of                     , between Opnext, Inc., a Delaware corporation (hereinafter called the “Company”), and                      (hereinafter called the “Participant”):
R E C I T A L S:
          WHEREAS, the Company has adopted the Opnext, Inc. 2001 Long-Term Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
          WHEREAS,                      (the “Director”) was appointed by the Participant to serve as a member of the Board of Directors of the Company (the “Board”); and
          WHEREAS, the Committee determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein pursuant to the Plan and the terms set forth herein, and did so grant such option on                      (the “Date of Grant”), to the Participant in respect of the Director’s service on the Board.
          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
          1. Grant of the Option. The Company has granted to the Participant the right and option (the “Option”) to purchase on the terms and conditions hereinafter set forth, all or any part of an aggregate of                      Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option shall be                      per Share (the “Exercise Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.
          2. Vesting.
          (a) The vesting schedule of the Option as of the Date of Grant provided that, subject to the Director’s continued service on the Board, the Option would vest and become exercisable with respect to one-fourth of the Shares initially covered by the Option on each                      of 2001, 2002, 2003 and 2004. As of the date of this Agreement, three-fourths of the Shares initially covered by the Option are vested and exercisable, one-fourth of which became vested and exercisable on                     , 2001, one-fourth of which became vested and exercisable on                     , 2002 and one-fourth of which became vested and exercisable on                     , 2003. Subject to the Director’s continued service on the Board, the Option shall vest and become exercisable with respect to the remaining one-fourth of the Shares initially covered by the Option on                     , 2004.

          At any time, the portion of the Option that has become vested and exercisable as described above (or pursuant to Section 2(c) or (d) below) is hereinafter referred to as the “Vested Portion”, and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).
          (b) If the Director’s service on the Board is terminated for any reason other than the death or Disability (as defined below) of the Director, the Option shall, to the extent not then vested, be canceled by the Company without consideration.
          (c) If the Director’s service on the Board is terminated by reason of the death or Disability of the Director, the Option shall, to the extent not then vested and not previously canceled, immediately become fully vested and exercisable.
          (d) Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control (as defined below), the Option shall, to the extent not then vested and not previously canceled, immediately become fully vested and exercisable. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Permitted Holders (as defined below), (ii) any person or group, other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 60% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, (iii) the consummation of any transaction or series of transactions pursuant to which the Company is merged or consolidated with any other company, other than a transaction which would result in the shareholders of the Company (and their Affiliates) immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office. “Permitted Holders” shall mean, as of the date of determination, any and all of (i) Hitachi, Ltd. and any of its Affiliates, (ii) Clarity Partners, L.P. and any of its Affiliates, (iii) Marubeni Corporation and any of its Affiliates and (iv) any person of which Clarity Partners, LP., Hitachi Ltd., Marubeni Corporation and any of their respective affiliates beneficially own, in the aggregate, more than 40% of the total voting power of the voting securities.
          (e) For purposes of this Agreement, “Disability” shall mean as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Director’s becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform his duties to the Company.
          3. Exercise of Option.
          (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the tenth anniversary of the Date of Grant.
          (b) Method of Exercise.
     (i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price. The payment of the Exercise Price may be made in cash, or its equivalent, or (x) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest and which have been owned by the Participant for at least 6 months) or (y) at any time that the Shares are publicly traded on a nationally recognized stock exchange, subject to and in accordance with rules set by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate exercise price.
     (ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.
     (iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
          4. Legend on Certificates. The certificates representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the

Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          5. Transferability. The Option may not be transferred or assigned by the Participant, and any such purported transfer or assignment shall be void and unenforceable against the Company or any Affiliate.
          6. Right of Repurchase.
          (a) The Repurchase Right. Upon the termination of the Director’s service as a director of the Company and its Subsidiaries for any reason, all Shares issued pursuant to exercise of the Option (the “Option Shares”) will, prior to an initial public offering by the Company of the Shares, be subject to repurchase by the Company at its election, subject to the Participant’s prior written consent, pursuant to the terms and conditions set forth in this Section 6 (the “Repurchase Right”).
          (b) Repurchase Price. The “Repurchase Price” for all Option Shares shall be the Fair Market Value for such Option Shares.
          (c) Exercise of Repurchase Option. The Company may elect to purchase all or any portion of the Option Shares by delivering written notice (the “Repurchase Notice”) to the Participant within the 180-day period commencing on the later of the date that is 180 days after the Participant’s purchase of such Option Shares and the Director’s termination of service. The Repurchase Notice shall set forth the number of Option Shares to be acquired, the aggregate consideration to be paid for such Option Shares, and the time and place for the closing of the repurchase (which shall occur not less than 5 and not more than 30 days after the giving of the Repurchase Notice). The Participant shall, within 5 days following receipt of the Repurchase Notice, deliver a notice of consent or rejection of the repurchase to the Company. If the Participant rejects the repurchase, then the Company’s Repurchase Notice shall terminate and there shall be no closing pursuant to such Repurchase Notice.
          (d) Assignment of the Company’s Repurchase Right. The Company will not have the right to assign all or any portion of its Repurchase Right.
          (e) Closing of the Repurchase. At the closing of the repurchase, the Participant shall deliver all certificates evidencing the Option Shares to be repurchased (accompanied by duly executed stock powers) to the Company, and the Company shall pay for the Option Shares to be purchased pursuant to the Repurchase Right by delivery of a check or wire transfer of immediately available funds in the aggregate amount of the Repurchase Price for such Option Shares. The Participant shall, at the Company’s request, provide customary representations and warranties with respect to the Participant’s good title to the Option Shares, free and clear of any liens or encumbrances.
          (f) Restrictions. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Option Shares by the Company shall be subject to applicable restrictions contained in the Delaware corporation laws and in the Company’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Option Shares hereunder which the Company is otherwise entitled or required to make, the time periods provided in this Section 6 shall be suspended, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions.
          7. Withholding.
          (a) The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.
          (b) Without limiting the generality of clause (a) above, the Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least 6 months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option a number of Shares with a Fair Market Value equal to such withholding liability.
          8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
          9. Notices. Any notice not necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing on the signature page hereto or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
          10. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
          11. Option Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

          12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

OPNEXT, INC.

By:
Title:

(PARTICIPANT)

By:
Title:

Participant’s Address:

Attn: